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                                                                    EXHIBIT 23.6

                   [REED W. FERRILL & ASSOCIATES LETTERHEAD]


October 13, 1999


CEC Resources, Ltd.
1700 Broadway, Suite 1150
Denver, CO 80290

     Reed W. Ferrill & Associates, Inc. consents to the use of its name and its reports dated February 24, 1997 entitled "CEC Resources, Ltd. Reserve and Revenue Forecast as of November 30, 1996, Constant Prices and Costs" and February 7, 1998 entitled "CEC Resources, Ltd. Reserve and Revenue Forecast as of November 30, 1997, Constant Prices and Costs" in whole or in part, by CEC Resources, Ltd. in Carbon Energy Corporation's Form S-4 Registration Statement to the SEC.



                                       For and on behalf of
                                       Reed W. Ferrill & Associates, Inc.


                                       /s/ Reed W. Ferrill
                                       Reed W. Ferrill
                                       President


RWF/mlb